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                                                                    Exhibit 10.5
                        TAX LIABILITY LETTER AGREEMENT

          This Tax Liability Letter Agreement ("Tax Agreement"), effective October 19, 2001 (the "Agreement Date"), is entered into by eDiets.com. Inc., a Delaware corporation ("eDiets"), TAMARA L. TOTAH ("Totah") and CARLOS M. LOPEZ-ONA ("Lopez-Ona") (Totah and Lopez-Ona are collectively the "Principal Stockholders"). The parties hereby agree as follows:

     Relationship to the Agreement and Plan of Merger.  All capitalized terms
     ------------------------------------------------
     used herein but not defined shall have the meaning set forth in the AGREEMENT AND PLAN OF MERGER dated as of October 1, 2001 (the "Agreement") among EDIETS.COM, INC., a Delaware corporation ("eDiets"), DIETSMART ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of eDiets ("Newco"), DAVID R. HUMBLE ("Humble"), DIETSMART, INC., a Delaware corporation ("DietSmart") TAMARA L. TOTAH ("Totah"), ANDREW G. SMITH ("Smith") and CARLOS M. LOPEZ-ONA ("Lopez-Ona").

          1.   Tax Liability Loan; Stock Pledge.
               --------------------------------

               (a) If for any reason or no reason, the Merger is determined not to be a tax-free reorganization within the meaning of the Code, and Totah and Lopez-Ona recognize gain or income with respect to the receipt of the Share Consideration paid in exchange for their DietSmart securities, and the Cash Consideration has not been paid to the DietSmart Stockholders, Certain Option Holders and/or the Escrow Agent in accordance with Section
     1.6 (c) (i)-(v) of the Agreement, then eDiets will loan to each of Totah and Lopez-Ona, individually, sufficient monies to satisfy their respective tax liabilities resulting from the receipt of the Share Consideration. Any loan received by either or both of Totah and Lopez-Ona shall be secured by the foregoing individuals through the pledge to eDiets of a fixed number of
     eDiets securities equal to the cash value of the loan when made.   Any loan
     made will accrue interest at a rate of 6% per annum compounded quarterly and will be due on the earlier of the third anniversary of the date loan was made or the sale of any additional eDiets shares held by either or both of Totah and Lopez-Ona or the exercise of any options held by Totah (with respect to the loan made to her) or Lopez-Ona (with respect to the loan
     made to him).   There will be no penalty for prepayment.  In no event shall
     eDiets make a loan to Totah and Lopez-Ona after the last installment of the Cash Consideration has been paid to the DietSmart Stockholders, Certain Option Holders and/or Escrow Agent.

               (b) The per share value of eDiets securities for purposes of determining the number of shares to be pledged in exchange for a loan shall be determined as follows: (i) if eDiets Common Stock is publicly traded, then the per share value shall be the closing price in the eDiets stock trading market on the date that the Internal Revenue Service has assessed a tax liability that is the subject of the loan; or (ii) if eDiets Common Stock ceases to trade on the over-the-counter Bulletin Board or any other nationally recognized stock exchange, the per share value of eDiets securities shall be determined as follows: (a) by negotiation between eDiets and Totah and Lopez-Ona of a mutually acceptable per share value; or
     (b) by an appraisal of the securities made by an
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     independent appraiser of Totah and Lopez-Ona's choosing, at their expense, provided, however, that the appraiser shall be a person or firm knowledgeable and experienced in valuations of this type and eDiets will not unreasonably withhold its consent to the appointment of the appraiser chosen by the both of Totah and Lopez-Ona. In the event that eDiets does not consent to the appointment of the appraiser chosen by the both of Totah and Lopez-Ona, the parties agree to submit the dispute to arbitration in accordance with the provision of Section 17.8 of the Agreement, and the arbitrator will select the appraiser.

               (c) If at the time a loan is made pursuant to this Tax Agreement there has not been a final disposition of the Turner Litigation, then any amounts payable by Totah and/or Lopez-Ona pursuant to the last sentence of
     Section 9.5(a) of the Agreement (the "Turner Personal Liability Obligation") may at the option of Totah and/or Lopez-Ona, be satisfied, by
     (i) the return to eDiets of a proportionate number of shares of eDiets Common Stock equal in value to the amount to each of Totah and Lopez-Ona's pro-rata share of the Turner Personal Liability Obligation; or (ii) in cash. For purposes of this Section 1 (c) should either or both of Totah and Lopez-Ona elect to satisfy the Turner Personal Liability Obligation through the surrender of a proportionate share of his or her eDiets Common Stock or the exercise of his or her eDiets options, the value of eDiets Common Stock shall be determined as of the date the Turner Personal Liability Obligation arises and in the same manner as provided in Section 1(b) above.

               (d) In the event that Totah and/or Lopez-Ona have pledged all of the Share Consideration received by each of them to secure the loan advanced pursuant to Section 1(a), then Totah and/or Lopez-Ona shall have no further Turner Personal Liability Obligation pursuant to Section 9.5(a) of the Agreement. In addition, in the event that the aggregate value of the shares returned to eDiets, pursuant to Section 1(a), is less than the amount of the Turner Personal Liability Obligation of Totah and/or Lopez-Ona, she and/or he shall have no further Turner Personal Liability Obligation. In the event, however, that the aggregate value of Totah's and/or Lopez-Ona's shares are insufficient to pay her and/or his Turner Personal Liability Obligation because she or he have sold or transferred eDiets shares, then any excess amounts of the Turner Personal Liability Obligation over the value of the shares returned shall be paid by Totah and/or Lopez-Ona in cash.

               (e) If either or both of Totah and Lopez-Ona shall have sold shares of eDiets Common Stock, which when received represented Share Consideration in the Merger, prior to the time that either or both incur a tax liability as described in Section 1(a) above, then any loan made hereunder shall be reduced dollar for dollar by the amount of the net after-tax proceeds realized by either or both of them on the sale(s) of such eDiets Common Stock.

                 [Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Tax Agreement to be executed by their duly authorized representatives on the dates indicated below.


EDIETS.COM, INC.                        TAMARA L. TOTAH

By: /s/ David R Humble                  Sign: /s/ Tamara L. Totah
    -----------------------                   --------------------------

Name:______________________             Name:___________________________
        (Please print)                               (Please print)

Title:_____________________             Date:___________________________

Date:______________________

                                        CARLOS M. LOPEZ-ONA

                                        Sign: /s/ Carlos M. Lopez-Ona
                                              --------------------------

                                        Name:___________________________
                                                    (Please print)

                                        Date:___________________________

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